EXHIBIT 10.2

CONSULTING AND ADVISORY AGREEMENT

WITH SUMMIT GROUP ENTERPRISES

Filed as part of the Company’s Registration Statement on Form 10

(File No. 000-56001)

1

CONSULTING SERVICES AGREEMENT

THIS AGREEMENT is effective as of the 6th day of November 2025 by and between SUMMIT GROUP ENTERPRISES LLC who maintains its principal offices at 4151 Mission Blvd, San Diego, CA 92109 (hereinafter referred to as "SGE"), and BARREL ENERGY INC. who maintains its principal office at 284 Main St., West Orange, NJ 07052 (hereinafter referred to as "Client").

RECITALS

WHEREAS, SGE is engaged in the business of providing and rendering corporate consultation services, and has knowledge, expertise, and personnel to render the requisite services to Client; and

WHEREAS, Client is desirous of retaining SGE for the purpose of obtaining advisory and corporate advisory services, so as to better, more fully, and more effectively advise corporate services as such may relate to BARREL ENERGY INC.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, it is agreed as follows:

TERMS AND CONDITIONS

1. Engagement of SGE

Client hereby engages SGE, and SGE agrees to render to Client corporate relations, advisory, and consulting services. The consulting services to be provided by SGE shall include, but are not limited to, the development and implementation of corporate advisory services and corporate communications of BARREL ENERGY INC. Client's activities are intended to facilitate the fundamental growth in the interest of Client.

Client acknowledges that SGE's ability to relate information regarding Client's activities is directly related to the information provided by Client to SGE. Client acknowledges that SGE will devote such time as is reasonably necessary to perform the services for Client, having due regard for SGE's commitments and obligations to other businesses for which it performs consulting services.

2. Term and Termination

The term of this Agreement shall be for a period of twelve (12) months, commencing on the effective date hereof. If the parties hereto desire to extend the relationship, the parties will renew this Agreement or enter into a new Agreement, both of which must be done in writing.

Client hereby acknowledges that there is no action, proceeding, or investigation pending or threatened which questions the validity of the issuance of the shares to SGE or any of the foregoing representations. Client further acknowledges and agrees that there is no other agreement or understanding between SGE and Client that would preclude SGE from selling or disposing of the shares represented in Schedule A-1. Client confirms that shares are without encumbrance and are fully paid at the time of the completion of this Agreement.

2

3. Treatment of Confidential Information

SGE shall not disclose, without the consent of the Client, any financial and business information concerning the business, affairs, plans, and programs of Client which are delivered by Client to SGE in connection with SGE's services hereunder, provided such information is plainly and prominently marked in writing by Client as being confidential (the "Confidential Information").

SGE will not be bound by the foregoing limitation in the event: (i) the Confidential Information is otherwise disseminated and becomes public information, or (ii) SGE is required to disclose the Confidential Information pursuant to a subpoena or other judicial order.

4. Representation by SGE of Other Clients

Client acknowledges and consents to SGE rendering corporate advisory and corporate communications consulting services to other clients of SGE engaged in the same or similar business as that of Client.

5. Indemnification by Client

Client acknowledges that SGE, in the performance of its duties, will be required to rely upon the accuracy and completeness of information supplied to it by Client.

Client agrees to indemnify, hold harmless, and defend SGE, its officers, agents, and/ or employees from any proceeding or suit which arises out of or is due to the inaccuracy or incompleteness of information provided by Client in connection with SGE's performance of its obligations under this Agreement.

6. Indemnification by SGE

SGE agrees to indemnify, hold harmless, and defend Client from any proceeding or suit which arises out of or is due to the actions, negligent or otherwise, of SGE, its subsidiaries, agents, employees, or affiliates in the performance of its obligations under this Agreement.

7. Independent Contractor

It is expressly agreed that SGE is acting as an independent contractor in performing its services hereunder. Client shall carry no workers' compensation insurance or any health or accident insurance on SGE or SGE's employees. Client shall not pay any contributions to social security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits that might be customary in an employer-employee relationship.

3

8. Non-Assignment

This Agreement shall not be assigned by either party without the written consent of the other party.

9. Compensation

Please refer to Schedule A-1, attached hereto and hereby incorporated into this Agreement.

10. Notices

Any notice to be given by either party to the other hereunder shall be sufficient if in writing and sent by registered or certified mail, return receipt requested, addressed to such party at the address specified in this Agreement or such other address as either party may have given to the other in writing.

11. Modification and Waiver

This Agreement may not be altered or modified except by writing signed by each of the respective parties hereof. No breach or violation of this Agreement shall be waived except in writing executed by the party granting such waiver.

12. Entire Agreement

This writing constitutes the entire Agreement between the parties, and replaces and supersedes any previous oral or written agreement or understanding that may exist. This Agreement can only be modified in writing and executed by both parties. In the event that any party brings suit to enforce any part of this Agreement, the prevailing party shall recover attorney fees and legal costs.

13. Governing Law and Venue

This Agreement shall be governed under the laws of the State of California, and any claim arising herefrom shall be submitted to a court of competent jurisdiction located in San Diego, California.

4

SCHEDULE A-1

Compensation Terms

For the services to be rendered and performed by SGE during the term of this Agreement, Client shall, upon mutual acceptance and execution of this Agreement, deliver or arrange to be delivered to SUMMIT GROUP ENTERPRISES LLC the following:

Twenty Million (20,000,000) restricted common Rule 144 shares of BARREL ENERGY INC. (BRLL) common stock in lieu of One Hundred Thousand Dollars ($100,000) cash payment for services rendered.

ALL COMPENSATION IS CONSIDERED FULLY PAID UPON EXECUTION OF THIS AGREEMENT.

EXECUTION

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

BARREL ENERGY INC.

Client: BARREL ENERGY INC.

By:	/s/ Lester Parris
Name:	Lester Parris
Title:	Chairman
Date:	November 6, 2025

SUMMIT GROUP ENTERPRISES LLC

By:	/s/ Samuel A. Haber
Name:	Samuel A. Haber
Title:	Principal
Date:	November 6, 2025

5